Exhibit 9

JOINT FILING AGREEMENT

This Joint Filing Agreement (this "Agreement") hereby confirms the agreement by and between all of the undersigned in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, that the Schedule 13D (and any amendment thereto filed by them) with respect to the beneficial ownership of the undersigned of securities of GoAmerica, Inc. is being filed on behalf of each of the undersigned.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

January 22, 2008	January 22, 2008

/s/ Ronald Obray	/s/ Denise Obray
Ronald Obray	Denise Obray